                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          ENSEC INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                      [LETTERHEAD OF ENSEC APPEARS HERE]

                                  May 6, 1997



Dear Fellow Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of Ensec International, Inc., scheduled for 10:00 a.m., Tuesday, May 20, 1997, at the Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida 33487.

        Your Board of Directors encourages the vote of every shareholder. Whether or not you plan to be present at the annual meeting, it would be most helpful if you would execute the enclosed Proxy Card and return it as soon as possible, but in any event, before the date of the Annual Meeting. A postage-paid envelope is enclosed for your convenience.


                                        Sincerely,

                                        /s/ Charles N. Finkel


                                        Charles N. Finkel
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                           ENSEC INTERNATIONAL, INC.

                     751 PARK OF COMMERCE DRIVE, SUITE 104
                           BOCA RATON, FLORIDA 33487

                                  ___________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 20, 1997

                                  ___________


        NOTICE IS HEREBY GIVEN that the annual meeting of the Shareholders of Ensec International, Inc., a Florida corporation (the "Company"), will be held at the Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida 33487, on Tuesday, May 20, 1997 at 10:00 a.m., Eastern Standard Time, for the following purposes :

        1. To elect two (2) Class I Directors to hold office for a term of three (3) years and until their successors have been elected and qualified; and

        2. To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

        Only shareholders of record at the close of business on April 22, 1997 shall be entitled to notice of, and to vote at, the meeting or any postponements or adjournments thereof.


                                        By Order of the Board of Directors

                                        /s/ David J. Rottner
                                        DAVID J. ROTTNER
                                        Secretary

Boca Raton, Florida
May 6, 1997

                          ENSEC INTERNATIONAL, INC.
                    751 PARK OF COMMERCE DRIVE, SUITE 104
                          BOCA RATON, FLORIDA 33487
                          -------------------------

                               PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 20, 1997

                                ---------------

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Ensec International, Inc., a Florida corporation (the "Company"), of proxies for use at the Annual Meeting of Shareholders (the "1997 Annual Meeting") to be held at the Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida 33487 on Tuesday, May 20, 1997, at 10:00 a.m., Eastern Standard Time, or at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

        This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to shareholders on or about May 6, 1997.

        Only shareholders of record at the close of business on April 22, 1997, will be entitled to notice of the 1997 Annual Meeting and to vote the shares of common stock of the Company, par value $.01 per share ("Common Stock"), held by them on such date at the 1997 Annual Meeting or any and all postponements or adjournments thereof. As of April 22, 1997, 5,656,250 shares of Common Stock were issued and outstanding and entitled to vote at the 1997 Annual Meeting.

        Each share of Common Stock entitles the holder thereof to cast one vote on each matter to be voted upon at the 1997 Annual Meeting. A majority of the shares of Common Stock issued and outstanding will constitute a quorum at the meeting. Abstentions and broker non-votes are counted only for purposes of determining the presence or absence of a quorum for the transaction of business and are not counted for purposes of electing directors in accordance with Proposal One. None of the actions to be voted upon at the 1997 Annual Meeting shall create dissenters' rights under the Florida Business Corporation Act.

        If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote FOR the election of the Board of Directors' nominees as directors and as recommended by the Board of Directors with regard to all other matters as may properly come before the 1997 Annual Meeting or, if no such recommendation is given, in their own discretion. Each such proxy granted may be revoked by the shareholder giving such proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the 1997 Annual Meeting in person and so requests. Attendance at the 1997 Annual Meeting will not, in itself, constitute revocation of the proxy.

        The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers, employees and agents, may also solicit proxies personally or by telephone. Only independent third party agents not otherwise affiliated with the Company will be specifically compensated for such solicitation activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

        The presence at the 1997 Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding as of April 22, 1997, will constitute a quorum.

         PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

        The following table sets forth information with respect to the shares of Common Stock beneficially owned as of April 22, 1997 by (i) those persons who were beneficial owners of more than 5% of the Company's outstanding shares of Common Stock (as obtained from reports regarding such ownership filed by such persons with the Securities and Exchange Commission (the "Commission")), (ii) each of the Company's directors and certain of its executive officers, and (iii) all directors and executive officers of the Company as a group.

Name and Address                              Amount and Nature
of Beneficial Owner(1)                       of Beneficial Owner      Percent of Class
----------------------                       -------------------      ----------------
Charles N. Finkel...........................    3,433,333 1/3(2)             60.61%(2)
Flavio R. da Silva..........................       16,666 2/3(3)               .29%(3)
Steven T. Geffin............................       16,666 2/3(3)               .29%(3)
James K. Norman.............................           50,000(4)               .88%(4)
Raymond E. List.............................            5,000(5)               .09%(5)
  83 Lynwood Place
  Moraga, California 94556
Terence R. McAuliffe........................            5,000(5)               .09%(5)
816 Connecticut Avenue, N.W., 11th Floor
  Washington, D.C. 20006
All directors and executive
  officers as a group (7 persons)...........    3,536,666 2/3(2-6)           61.32%(2-6)
-------------

(1) Unless otherwise indicated, the address of each shareholder is 751 Park of Commerce Drive, Suite 104, Boca Raton, Florida 33487. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 22, 1997 upon the exercise of options, warrants or convertible securities and the table above reflects shares of Common Stock which may be acquired upon the exercise of options granted under the Plan that have already vested or will vest within 60 days of April 22, 1997.
(2) Includes (i) 8,3331/3 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's 1996 Stock Option Plan (the "Plan") which have already vested (the "Option Shares") and (ii) 3,425,000 shares that are indirectly owned by Mr. Finkel through wholly-owned entities.
(3)  Consists of 16,6662/3 of the Option Shares.
(4)  Consists of 50,000 of the Option Shares.
(5) Consists of 5,000 Option Shares which may be acquired upon the exercise of options granted as Director Awards under the Plan.
(6) Includes 10,000 of the Option Shares which may be acquired by an executive officer of the Company not named in the table set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and any persons who beneficially own ten percent or more of the Company's Common Stock to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely upon (i) a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal year 1996 and Form 5 and amendments thereto furnished to the Company with respect to fiscal year 1996, and (ii) written representations from such reporting persons that no Form 5 filings were required with respect to such fiscal year, the Company believes that each filing required to be made pursuant to Section 16(a) was made by each such reporting person on a timely basis.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

        The following table sets forth information with respect to the continuing directors, director nominees and executive officers of the Company and certain executive officers of its wholly-owned subsidiaries Ensec Engenharia e Sistemas de Seguranca, S.A. ("Ensec, S.A."), a Brazilian corporation, and Ensec Inc. ("Ensec Inc."), a Florida corporation.

Name                         Age  Position
----                         ---  --------
Charles N. Finkel             47  Chairman of the Board (Class III Director), Chief Executive Officer and President of the Company;
                                  Chairman of the Board and Chief Executive Officer of Ensec, S.A. and Ensec Inc.

James K. Norman               50  Vice President-U.S. and Class I Director of the Company; President, Chief Operating Officer and
                                  Director of Ensec Inc.; Director of Ensec, S.A.

Flavio R. da Silva            48  Vice President-Brazil and Class II Director of the Company; President, Chief Operating Officer and

                                  Director of Ensec, S.A.; Director of Ensec Inc.

Steven T. Geffin              39  Vice President-Technology and Engineering of the Company; Vice President and Director of Ensec,
                                  S.A. and Ensec Inc.

David J. Rottner              41  Vice President, Chief Financial Officer and Secretary of the Company and Ensec Inc.

Edward Morelli                46  Vice President-Operations of Ensec Inc.

Nuno J. Moura                 50  Vice President, Secretary and Controller of Ensec, S.A.

John De George                49  Vice President-Sales of Ensec Inc.

Terence R. McAuliffe          40  Class I Director of the Company

Raymond E. List               53  Class II Director of the Company


        The Board of Directors is currently comprised of five members. Pursuant to the Company's Amended Articles of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. If elected, Messrs. McAuliffe and Norman, who currently serve as Class I directors, will continue to serve in such capacity until the 2000 Annual Meeting of

Shareholders. Messrs. da Silva and List currently serve as Class II directors until the 1998 Annual Meeting of Shareholders and Mr. Finkel currently serves as a Class III director until the 1999 Annual Meeting of Shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. There are no family relationships among any of the directors of the Company.

        Messrs. McAuliffe and Norman have consented to serve on the Board and the Board has no reason to believe that they will not serve if elected, but if either of them should become unavailable to serve as a director, and if the Board shall have designated a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board.

        Messrs. McAuliffe and Norman must be elected by a plurality of the votes cast at the 1997 Annual Meeting.

NOMINEES AS CLASS I DIRECTORS

        The biographies set forth below provide information with respect to each of Messrs. McAuliffe and Norman as director nominees.

        TERENCE R. MCAULIFFE, ESQ. joined the Company's Board of Directors as a Class I director in October 1996. Mr. McAuliffe is the Chairman of American Heritage Corporation, a premier builder of single-family homes in Central Florida. He also serves as Chairman and Chief Executive Officer of Jefferson National Title Insurance Company and as Chairman of American Marketing Services, Inc. Mr. McAuliffe serves on the Board of Directors of Beacon Energies, Made in the USA Shopping Network, Inc. and The Center for National Policy. Mr. McAuliffe formerly served as Vice Chairman of Federal Capital Bank, N.A. and as Chairman of Federal City National Bank. Mr. McAuliffe also served as Co-Chairman of the Clinton-Gore Committee '96. Mr. McAuliffe received a Bachelor of Arts degree from Catholic University of America, Washington, D.C. and a Juris Doctor degree from Georgetown University, Washington, D.C.

        JAMES K. NORMAN joined the Company in June 1996 as a Class I director and the Company's Vice President-U.S. Since that time, Mr. Norman has also served as the President, Chief Operating Officer and a director of Ensec Inc. and a director of Ensec, S.A. Prior to joining the Company, Mr. Norman was employed for 20 years by Racal-Milgo, Inc. and affiliated companies, serving from 1989 to 1995 as President of Racal-Datacom, Inc., a data communications company with revenues of approximately $300 million in 1995. Prior to that time, Mr. Norman served as Senior Vice President-Sales, Service and Marketing of Racal-Milgo, Inc., with worldwide responsibility for sales and service for all products designed and manufactured in the United States. Mr. Norman received a Bachelor of Science degree in Business Administration from Auburn University in Auburn, Alabama.

CONTINUING CLASS II DIRECTORS

        FLAVIO R. DA SILVA joined Ensec, S.A. in December 1995 as a director and its President and Chief Operating Officer and has served as a Class II director and Vice President-Brazil of the Company since April 1996. Mr. da Silva has also served as a director of Ensec Inc. since June 1996. Prior to joining the Company in 1995, Mr. da Silva held management positions, from 1971 to 1989, for Brasilit S.A., a manufacturer of building products, and from 1990 to 1995, for Fortilit S.A. and predecessor companies, a manufacturer of PVC products. Mr. da Silva received Bachelor of Science and Masters degrees in Business Administration from Mackenzie University, Brazil, and a Ph.D. in Engineering from the University of Sao Paulo, Brazil.

        RAYMOND E. LIST joined the Company's Board of Directors as a Class II director in October 1996. Mr. List is a Managing General Partner in Fairfax Partners, a venture capital partnership with investments in health care, software and environmental companies. From 1988 to 1994, Mr. List served as President and

Chairman of ICF Kaiser Engineers, Inc., a worldwide engineering and construction company. Mr. List received a Bachelor of Civil Engineering degree from Union College in Schenectady, New York, a Masters degree in Engineering from Manhattan College, Bronx, New York and a Masters degree in Business Administration from Harvard University in Cambridge, Massachusetts.

CONTINUING CLASS III DIRECTOR

        CHARLES N. FINKEL founded Ensec, S.A. in 1983 and has been Chairman of the Board (serving as a Class III director), Chief Executive Officer and President of the Company since its inception in April 1996. Mr. Finkel is also Chairman of the Board and Chief Executive Officer of Ensec, S.A. and Ensec Inc. Mr. Finkel has 18 years of experience in the security industry commencing with Engesa, S.A., an armaments company based in Sao Paulo, Brazil, where Mr. Finkel was director of export sales. In 1983, Mr. Finkel left Engesa to found Ensec, S.A. Mr. Finkel received a degree in civil engineering from Armando Alvares Peteado, Brazil, and a Masters degree in Marketing from Getulio Vargas, Brazil.

EXECUTIVE OFFICERS

        Certain information relating to each executive officer of the Company and certain executive officers of Ensec Inc. and Ensec, S.A. (other than those set forth above) is set forth below.

        STEVEN T. GEFFIN joined the Company in 1992 and has served as its Vice President-Technology and Engineering since April 1996. Prior to joining the Company, Mr. Geffin was employed in the research and development department for two years at Casi-Rusco, a competitor of the Company engaged in the sales and installation of security systems. Mr. Geffin is responsible for engineering, research and development and manufacturing for all Company products. Mr. Geffin received Bachelor of Science and Masters of Science degrees in Electrical Engineering from the University of Miami in Miami, Florida.

        DAVID J. ROTTNER joined the Company in May 1996 as its Chief Financial Officer, Vice President and Secretary, and was appointed Chief Financial Officer, Vice President and Secretary of Ensec Inc. in June 1996. Mr. Rottner has over 17 years of public accounting experience. From November 1993 to May 1996, Mr. Rottner was a certified public accountant with Grant Thornton LLP, a national accounting firm, in Fort Lauderdale, Florida. From April 1990 to November 1993, Mr. Rottner was a certified public accountant with Paul Scherer & Company, in New York, New York. Mr. Rottner received a Bachelor of Science degree in Accounting from the State University of New York, Albany.

        EDWARD MORELLI joined Ensec Inc. in 1994 and was appointed as its Vice President-Operations in June 1996. From 1990 to 1994, Mr. Morelli was Operations Manager for Datalarm Security Systems, a security and card access company in Miami, Florida. Prior to that, he was Division Administrator for Sentrex Security Systems, also a security and card access company, in Miami. Mr. Morelli's career in security systems began in 1974 installing fire and burglar alarms. Mr. Morelli studied electronics at PIO IX in Buenos Aires, Argentina.

        NUNO J. MOURA joined Ensec, S.A. in 1995. From 1993 to 1995, Mr. Moura worked for Cadi Ltda. in Brazil as a personnel recruiter and administrator. From 1990 to 1993, he served as the controller for Brasinca, S.A., a producer, assembler and supplier of automotive parts. Mr. Moura received a Masters degree in Finance from Pontificia Universidade Catolica, Brazil.

        JOHN DE GEORGE joined Ensec Inc. in 1995 as a U.S. Sales Manager and was appointed as its Vice President-Sales in June 1996. From 1992 to 1995, Mr. De George was sales manager for Vikonics, Inc., a manufacturer of large scale computer-based integrated security and life safety systems in Teterboro, New Jersey. Prior to that, he was General Manager for Alphamation, Inc., a data/telecommunication and document/image processing systems integrator located in Hauppauge, New York. Mr. De George received a Bachelor of Science degree from Hofstra University in Hempstead, New York.

BOARD OF DIRECTORS COMPENSATION; MEETINGS; COMMITTEES

        Compensation

        In fiscal year 1996, the Company did not pay a director's fee or other similar compensation to any director of the Company for his service as such. The Company does not intend to compensate non-employee directors for serving as directors of the Company, except to reimburse them for their reasonable expenses incurred in connection with such service and to issue grants of Director Awards (as defined below) under the Plan. See "--1996 Stock Option Plan." Directors who are also employees of the Company do not receive additional compensation for serving as a director.

        In October 1996, the Company granted to each of Messrs. List and McAuliffe a Director Award to purchase 15,000 shares of Common Stock at an exercise price of $6.34 per share, which represents the fair market value of the Common Stock on the date of grant. The options under the Director Awards vest automatically in one-third increments over a three-year period, commencing on May 20, 1997, and continuing upon each of the Company's 1998 and 1999 annual meetings of shareholders.

        Meetings

        The Board of Directors of the Company held one meeting during fiscal year 1996. Each incumbent director attended this meeting. No committee meetings were held in fiscal year 1996.

        Committees

        The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have a standing Nominating Committee.

AUDIT COMMITTEE

        In October 1996, the Board of Directors established the Company's Audit Committee. The Audit Committee currently reviews the Corporation's policies and procedures on maintaining its accounting records and the adequacy of its internal controls and reviews and approves of all transactions between the Company and any of its officers, directors or other affiliates. The current members of the Audit Committee are Messrs. da Silva, Finkel and List. The Audit Committee did not hold any meetings during fiscal 1996.

COMPENSATION COMMITTEE

        In October 1996, the Board of Directors established the Company's Compensation Committee in order to determine the cash and other compensation, if any, to be paid to the Company's executive officers. However, the Board of Directors, and not the Compensation Committee, shall be responsible for the administration and granting of awards under the Plan. The current members of the Compensation Committee are Messrs. Finkel, McAuliffe and Norman. The Compensation Committee did not hold any meetings during fiscal 1996.

                            EXECUTIVE COMPENSATION

        The following table sets forth as of December 31, 1996, all compensation paid during the Company's last three fiscal years to the Company's Chief Executive Officer and to executive officers whose total annual compensation exceeded $100,000 during the last fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                                                             Compensation
                                          Annual Compensation(1)                Awards
                                ------------------------------------------   ------------
                                                                              Number of
                                                                              Securities
Name and Principal                                         Other Annual       Underlying    All Other
Position                        Year     Salary    Bonus   Compensation(2)    Options(3)   Compensation
------------------              ----    --------  -------- ---------------   ------------  ------------
Charles N. Finkel,              1996    $216,112  $   -0-      $10,246           25,000     $ 35,642(4)
  President and Chief           1995    $116,500  $   -0-      $   -0-              -0-     $107,200(5)
  Executive Officer of the      1994    $ 73,000  $   -0-      $   -0-              -0-     $117,900(6)
  Company, and Chief
  Executive Officer of
  Ensec, S.A. and Ensec
  Inc.

Flavio R. da Silva,             1996    $124,331  $   -0-      $17,542           50,000     $    -0-
  Vice President-Brazil of      1995    $  9,112  $   -0-      $   -0-              -0-     $    -0-
  the Company and
  President and Chief
  Operating Officer of
  Ensec, S.A. (7)

Steven T. Geffin,               1996    $ 92,836  $25,000      $   -0-           50,000     $    -0-
  Vice President-               1995    $ 91,863  $   -0-      $   -0-              -0-     $    -0-
  Technology and                1994    $ 65,800  $   -0-      $   -0-              -0-     $    -0-
  Engineering of the
  Company and Vice
  President of Ensec Inc.
  and Ensec, S.A.

--------------------

(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical group life insurance or other benefits received by the named executive officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the executives which do not exceed the lesser of $50,000 or 10% of any such named executive officer's salary and bonus disclosed in this table.
(2) In accordance with their employment agreements, the Company paid to Messrs. Finkel and da Silva a monthly automobile allowance and paid to Mr. da Silva the amount of his medical premiums which exceed those provided under Ensec, S.A.'s employee benefit plan. Additionally, the amounts in this column include the value of additional employment-related benefits which accrued to Messrs. Finkel and da Silva during fiscal 1996 under Brazilian law.
(3) The value of these options are detailed in the "Option Grants in Last Fiscal Year" table below. All options were granted under the Plan.
(4) Represents the following compensation for expenses paid by the Company on behalf of the named executive officer in fiscal year 1996: (i) $1,786 in property maintenance expenses; (ii) $3,575 in car expenses; (iii) $5,381 in meal expenses; (iv) $14,283 in travel expenses; (v) $5,700 in entertainment expenses; and (vi) $4,917 in miscellaneous expenses.
(5) Represents the following compensation for expenses paid by the Company on behalf of the named executive officer in fiscal year 1995: (i) $9,648 in property maintenance expenses; (ii) $17,152 in car expenses; (iii) $18,224 in meal expenses; (iv) $26,800 in travel expenses; (v) $24,656 in entertainment expenses; and (vi) $10,720 in miscellaneous expenses.

(6) Represents the following compensation for expenses paid by the Company on behalf of the named executive in fiscal year 1994: (i) $9,432 in property maintenance expenses; (ii) $15,327 in car expenses; (iii) $21,222 in meal expenses; (iv) $30,654 in travel expenses; (v) $23,580 in entertainment expenses; and (vi) $17,685 in miscellaneous expenses.
(7) The table reflects compensation earned only in 1995 and 1996 as Mr. da Silva was not employed by the Company at any time during 1994.

     The following table sets forth information regarding options to purchase the Company's Common Stock granted by the Company during 1996 to the executives named in the Summary Compensation Table.


                             OPTION GRANTS IN 1996


                        Number of
                        Securities      % of Total
                        Underlying    Options Granted    Per Share
                          Options     To Employees in    Exercise     Expiration
Name                    Granted(1)        1996(2)          Price         Date
----------------------  ----------    ---------------    ----------   ----------
Charles N. Finkel.....    25,000             7.0%           $3.00         2006

Steven T. Geffin......    50,000            14.1%           $3.00         2006

Flavio R. da Silva....    50,000            14.1%           $3.00         2006

----------------
(1) According to each named executive officer's option agreement, the options shall vest in one-third equal installments over a two-year period. The first vesting occurred on September 30, 1996 and subsequent vestings shall occur on September 30, 1997 and September 30, 1998, provided that the named executive officer is still employed by the Company as of each such date. The option agreements provide for accelerated vesting in the event the executive is terminated by the Company other than for cause, or in connection with certain changes in control of the Company.
(2) Options to purchase a total of 355,000 shares were granted to employees of the Company in fiscal year 1996 under the Plan. This aggregate amount does not include options to purchase in the aggregate 30,000 shares of Common Stock granted under the Plan in October 1996 to certain non-employee directors of the Company and an option to purchase 15,000 shares of Common Stock (not under the Plan) which was granted in October 1996 to an outside consultant.

     During 1996, no options were exercised by any of the three named executive officers. The following table sets forth information with respect to such executive officers concerning unexercised options held as of December 31, 1996.

      AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUES


                                  Number of Securities               Value of Unexercised In-
                             Underlying Unexercised Options           the-Money Options at
                                 at December 31, 1996(1)              December 31, 1996(2)
                             ------------------------------      ------------------------------
                                                 Not                                    Not
Name                         Exercisable     Exercisable         Exercisable        Exercisable
--------------------------   -----------     --------------      -----------        -----------
Charles N. Finkel.........     8,333 1/3       16,666 2/3          $ 26,042           $ 52,083

Flavio R. da Silva........    16,666 2/3       33,333 1/3          $ 52,083           $104,167

Steven T. Geffin..........    16,666 2/3       33,333 1/3          $ 52,083           $104,167

--------------------------
(1) These options have an exercise price of $3.00 per share and are exercisable during the period from 1996 to 2006.
(2) These values represent potential gains on both exercisable and unexercisable options based on the closing price of the underlying Common Stock as of December 31, 1996 less the exercise price of the options.

EMPLOYMENT AGREEMENTS

        The Company or its subsidiaries are parties to substantially similar employment agreements with Messrs. Finkel, Norman, da Silva, Geffin, Morelli, Rottner and De George, pursuant to which each of these individuals serve as an executive officer of the Company, Ensec, S.A. and/or Ensec Inc. Each of the employment agreements is for an initial three-year term, which commenced in May or June 1996 and will automatically renew for successive three-year terms unless either party provides written notice to the other party at least 90 days prior to renewal.

        Pursuant to the employment agreements, Messrs. Finkel, Norman, da Silva, Geffin, Morelli, Rottner and De George received an annual base salary for fiscal year 1996 of $240,000, $127,000, $127,000, $100,000, $80,000, $75,000 and
$85,000, respectively, which may be increased from time to time by the Board of Directors. Mr. Rottner's employment agreement provides for minimum annual increases in base salary of at least 5%. Mr. De George's agreement provides for payment of an additional 2% of sales revenues on sales of Company products by Mr. De George until December 31, 1996. After such time, such sales commissions shall terminate and shall be replaced by a sales incentive program to be established by the Company. The employment agreements for Messrs. Norman, da Silva and Geffin provide for annual cash bonuses equal to 25% of the annual base salary then in effect for such individuals in the event that certain subsidiary budgets are attained by the end of each fiscal year; however, Messrs. Norman and da Silva voluntarily elected to waive their bonuses for fiscal year 1996. The other executive officers will be eligible for annual cash bonuses as determined in the discretion of the Board of Directors of the Company based upon their attainment of individual performance targets and the financial performance of the Company or its subsidiaries.

        The agreements provide that upon the termination of employment by the Company, other than for Cause (as defined in the agreements), the Company shall pay (i) in the case of Mr. Finkel, an amount equal to the aggregate present value of the product of (x) the average aggregate annual compensation subject to U.S. income tax and paid to Mr. Finkel by the Company during the five calendar years preceding the taxable year in which the date of termination occurs, multiplied by (y) 2.99; (ii) in the case of Mr. Norman, one and one-half times the amount of his total cash compensation received by him in the 12 months preceding the date of termination; and (iii) in the case of Messrs. da Silva, De George, Geffin, Morelli and Rottner, the amount of such executive officer's total cash compensation received by such executive officer in the 12 months preceding the date of termination. The agreements provide for noncompetition, nonsolicitation and nondisclosure covenants.

        The agreements also provide for a grant of options under the Plan which will vest in one-third equal installments over a two-year period. The first vesting occurred as of September 30, 1996, and subsequent vestings will occur on September 30, 1997 and September 30, 1998. Except for Mr. Finkel's options, which are non-qualified stock options, the options granted are incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and provide for an exercise price of $3.00 per share, subject to adjustment in accordance with the terms of the Plan. In order for the options to vest, the recipient of the options must be employed by the Company or any of its subsidiaries as of the date of vesting. According to the terms of the Plan and each option agreement, the vesting of options will be accelerated and the all of the options will become immediately exercisable in the event the recipient is terminated by the Company other than for Cause (as defined in the employment agreement), or in the event of certain changes in control of the Company.

1996 STOCK OPTION PLAN

        The Company has adopted the Plan, pursuant to which stock options (both Nonqualified Stock Options and Incentive Stock Options, as defined in the Plan), stock appreciation rights, restricted stock, performance share awards and phantom stock unit awards may be granted to directors and certain key employees (the "Participants"). The Plan provides for the automatic grant (each, a "Director Award") to directors who are not employees of the Company or its subsidiaries, at such time as an individual becomes a director of the Company, of Nonqualified Stock Options to purchase 15,000 shares of Common Stock at an exercise price per share equal to the greater of $3.00 or the fair market value of the shares on the date of grant. A Director Award vests in equal increments of 5,000 shares per year, commencing upon the date of the Company's annual meeting of shareholders for the election of directors next following the date that such individual became a director and continuing with each such successive annual meeting provided such person remains a director of the Company as of each such date. The Plan also provides for the acceleration of the vesting schedule of Director Awards in certain circumstances.

        With respect to the grant of awards under the Plan to persons other than non-employee directors, the Board of Directors will determine persons eligible to be granted stock options, stock appreciation rights, performance share awards and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any such option, grant or award. An Incentive Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Any Incentive Stock Option granted under the Plan will have an exercise price of not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting stock of the Company or any parent or subsidiary of the Company, the exercise price for such option must be at least 110% of the fair market value of the shares subject to the option on the date the option is granted. A Nonqualified Stock Option granted under the Plan (i.e., an option to purchase Common Stock that does not meet the Code's requirements for Incentive Stock Options) must have an exercise price of at least the par value of the stock.

        Stock appreciation rights may be granted in conjunction with the grant of an Incentive or Nonqualified Stock Option under the Plan or independently of any such option. A stock appreciation right granted in conjunction with a stock option may be an alternative right, in which event, the exercise of the stock option terminates the stock appreciation right to the extent of the shares purchased upon exercise of the stock option and, correspondingly, the exercise of the stock appreciation right terminates the stock option to the extent of the shares with respect to which such right is exercised. A stock appreciation right, may not, however, be granted in conjunction with an Incentive Stock Option under circumstances in which the exercise of the stock appreciation right affects the right to exercise the Incentive Stock Option or vice versa, unless certain terms and conditions are met.

        Subject to the terms of the Plan, the Board of Directors may award shares of restricted stock to the Participants. Generally, a restricted stock award will not require the payment of any option price by the Participant but will call for the transfer of shares to the Participant subject to forfeiture, without payment of any consideration by the Company, if the Participant's employment terminates during a "restricted" period (which must be at least six months) specified in the award of the restricted stock.

        Performance shares may be awarded to participants based upon the degree to which certain objective performance goals, as established by the Board of Directors, are attained. The amount earned with respect to an award of performance shares will usually be payable in stock based upon the fair market value of such stock upon the valuation date. The Board of Directors, may, however, vary the composition of a performance share award at its discretion.

        The Company may also issue phantom stock unit awards to Participants upon terms and conditions established by the Board of Directors from time to time. A phantom stock unit entitles the holder of such unit to a hypothetical equivalent of one share of stock granted in connection with a Plan award or deferred performance share award. Phantom stock unit awards are nontransferable and will be subject to forfeiture if employment of the Participant is terminated before such awards become vesting in accordance with their terms.

        There are 450,000 shares of Common Stock authorized for possible issuance under the Plan. The Company has registered these shares pursuant to a registration statement on Form S-8 filed with the Commission. As of December 31, 1996, options to purchase 385,000 of such reserved shares have been granted to executive officers and non-employee directors of the Company.


                             SHAREHOLDER PROPOSALS

        Shareholders who intend to submit proposals to the Company's shareholders at the 1998 Annual Meeting of Shareholders must submit such proposals to the Company no later than January 6, 1998, in order to be considered for inclusion in the Proxy Statement and Proxy to be distributed by the Board of Directors in connection with that meeting. Shareholder proposals should be submitted to David J. Rottner, Secretary, Ensec International, Inc., 751 Park of Commerce Drive, Suite 104, Boca Raton, Florida 33487.


                                 OTHER MATTERS

        The Board has no knowledge of any other matters which may come before the meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment thereof, the persons soliciting the proxies will have the discretion to vote on such matters as they see fit.

        If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the meeting, at your request, the Company will cancel any proxy executed by you.

        The Board of Directors has selected Grant Thornton LLP, the Company's independent accountants for fiscal 1996, to serve as the Company's independent accountants for fiscal 1997. Representatives of Grant Thornton LLP may or may not be present at the 1997 Annual Meeting. If in attendance, such represenatives may respond to appropriate questions and make such statements as they may desire.

                             FINANCIAL INFORMATION

        Detailed financial information of the Company and its subsidiaries for the fiscal year ended December 31, 1996 is included in the Company's 1996 Annual Report on Form 10-KSB, as filed with the Commission on March 20, 1997, and as amended by Form 10-KSB/A, anticipated to be filed with the Commission on May 6, 1997, copies of which (including exhibits thereto) are enclosed herewith.

                            REPORT TO SHAREHOLDERS

        PURSUANT TO THE RULES OF THE COMMISSION, THE COMPANY HAS FURNISHED HEREWITH TO EACH SHAREHOLDER A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-KSB, AS AMENDED BY FORM 10-KSB/A, IN EACH CASE AS FILED WITH THE COMMISSION, INCLUDING EXHIBITS THERETO AND FINANCIAL STATEMENTS AND SCHEDULES THERETO, IN LIEU OF AN ANNUAL REPORT TO SHAREHOLDERS.


                                        By Order of the Board of Directors

                                        /s/ David J. Rottner
                                        DAVID J. ROTTNER
                                        Secretary

May 6, 1997

PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           ENSEC INTERNATIONAL, INC.

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 1997

    The undersigned, a shareholder of Ensec International, Inc., a Florida corporation (the "Company"), hereby appoints Charles N. Finkel and David J. Rottner, or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the 1997 Annual Meeting of Shareholders of the Company to be held at the Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida 33487, on Tuesday, May 20, 1997 at 10:00 a.m. local time and at any adjournments thereof, in respect of all shares of the Common Stock of the Company registered in the name of the undersigned as fully as the undersigned could vote and act if personally present, on matters set forth on the reverse side of this proxy card.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE AS DIRECTED BY THE UNDERSIGNED. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND, WITH RESPECT TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, IN ACCORDANCE WITH THE DETERMINATION OF THE PROXIES NAMED HEREIN.


             (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

                       PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF SHAREHOLDERS
                           ENSEC INTERNATIONAL, INC.

                                 MAY 20, 1997



                Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example.

         VOTE FOR             VOTE WITHHELD
  all nominees listed at     for all nominees
  right except as marked   listed at right as a
      to the contrary             group           NOMINEES: Terence R. McAuliffe
           [ ]                     [ ]                      James K. Norman


(1) ELECTION OF CLASS I DIRECTORS       (2) IN THEIR DISCRETION, on any other
                                            matters that may properly come
To elect as Class I directors to            before the meeting or any
hold office for a term of three (3)         adjournments thereof.
years and until their successors
have been elected and qualified.        PLEASE COMPLETE, SIGN, DATE AND
                                        PROMPTLY RETURN THIS PROXY IN THE
To withhold authority to vote for       ENCLOSED ENVELOPE WHICH REQUIRES NO
any individual nominee, print that      POSTAGE IF MAILED IN THE UNITED STATES.
nominee's name on the line below.

----------------------------------



                                                                        , 1997
------------------------------    -----------------------    -----------
Signature                (L.S.)   Signature        (L.S.)     Date

NOTE: Please date this proxy and sign your name exactly as your name appears herein. If the stock is held jointly, only one owner must sign. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title.

            [LETTERHEAD OF ENSEC INTERNATIONAL, INC. APPEARS HERE]

                                                May 6, 1997



Dear Shareholders:

        Enclosed please find a complete copy of Ensec International, Inc.'s annual report on Form 10-KSB, which we filed with the Securities and Exchange Commission on March 20, 1997, and an amendment to this report, which we anticipate on filing with the Commission today, collectively representing our annual report to you, our shareholders.

        For Ensec, 1996 was a year of unprecedented change and forward progress. In May 1996, Ensec completed a private placement of notes and warrants to provide the building blocks for the consummation on September 30, 1996 of our initial public offering. It was through this offering that Ensec established its foundation as a publicly-traded company and began to pave the way toward a successful future.

        Ensec is on the verge of completing its redirection from a company with operations and a customer base located primarily in Brazil to a company with greater emphasis on sales in the United States and in other countries. While net sales decreased approximately 9.3% from 1995 to 1996, sales of Ensec's integrated security systems increased 6.9%. Furthermore, Ensec's sales of its core integrated security systems showed future promise, as the gross profit percentage from those sales in 1996 was 39.7%, compared to a gross profit percentage of 31.9% in 1995. Although net losses for 1996 were approximately $6.9 million, or $1.63 per share, much of this performance is attributable to events which management believes will not reoccur in 1997, such as certain increases in interest expense due to the private placement and a write-off of certain accounts receivable resulting from a contract with a Brazilian governmental agency.

        With this refocusing nearly completed, we can now devote our attention in 1997 to the expansion of relationships with our strategic partners in order to generate increases in sales and to improve overall financial results. We will concentrate our efforts on increasing the growth in the United States of sales of our flagship product, the EnWorks(r) family of integrated security systems. To better meet our needs in the United States, we have expanded our sales, engineering and technical support staff, as well as our central operations offices in Boca Raton, Florida. In Brazil, with our downsizing effort nearing completion, we seek to focus our revamped organization primarily on achieving increased sales of less-complex security systems and services.

        Already, we have begun to recognize the fruits of these refocusing efforts as Ensec has received orders totalling approximately $5.5 million since the initial public offering. We look to 1997 to continue to build upon the foundation we started in 1996. On behalf of Ensec, I extend to you my sincere appreciation for your continued loyalty to and belief in the future of Ensec International, Inc.



                                        /s/ Charles N. Finkel

                                        Charles N. Finkel
                                        Chairman of the Board,
                                        President and Chief Executive Officer